Exhibit 99.1
News Release
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended March 31, 2011
OPERATING HIGHLIGHTS
•	Achieved total revenue rise of $16.8 million, or 19%, over first quarter 2010 led by recurring revenue growth of 22% over prior-year quarter

•	Quarterly Operating Income and Operating EBITDA rose $8.4 million and $9.3 million, respectively, over first quarter 2010

•	Sales growth of 52% over first quarter 2010

	Quarter Ended
		Better / (Worse)	Better / (Worse)
	Quarter ended	Quarter ended March	Quarter ended March
$ MMs	March 31, 2011	31, 2010	31, 2010
Revenue	$104.5	$16.8	19%
Operating Income	$7.5	$8.4	—
Operating EBITDA	$16.7	$9.3	126%
(NEW YORK — April 28, 2011) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended March 31, 2011. We will hold a conference call on April 28, 2011, at 8:30 a.m. EDT to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“First quarter sales and backlog growth over prior-year quarter continues to demonstrate the appeal of ACI’s strategy and product solutions suite as we increase the number of new payment applications owned by each of our existing customers. The company is executing better quarterly performance as underscored by our growth in operating income and improvement in operating EBITDA,” said Chief Executive Officer Philip Heasley.

FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $122.9 million which was an increase of $41.8 million, or 52%, as compared to the March 2010 quarter. The stronger quarter was driven by two large renewals with add-on business in Canada as well as large renewals in the Netherlands, Ireland, Mexico, Indonesia, USA and South Africa. Notable changes in the mix of sales compared to last year’s quarter included a rise of $17 million and $9 million in add-on and new application sales, respectively.
Backlog
As of March 31, 2011, our estimated 60-month backlog was $1.613 billion, an increase of $47 million as compared to $1.566 billion at December 31, 2010. The growth was primarily attributable to the impact of foreign exchange translation as well as to the acquisition of ISD Corporation. As of March 31, 2011, our 12-month backlog was $391 million, an increase of $10 million as compared to $381 million for the quarter ended December 31, 2010.
Revenues
Revenue was $104.5 million in the quarter ended March 31, 2011, an increase of $16.8 million, or 19%, over the prior-year quarter revenue. The growth in 2011 revenue over the prior-year quarter includes higher recurring revenue with an increase of $14.0 million, or 22%, over prior-year quarter resulting in $77.3 million in recurring revenue.
Operating Expenses
Operating expenses were $97.0 million in the March 2011 quarter compared to $88.6 million in the March 2010 quarter, a rise of $8.4 million, or 9%. Operating expense growth was led primarily by increased sales & marketing expenses and by expenses related to the acceleration of product development.
Operating Income
Operating income was $7.5 million in the March 2011 quarter, an increase of approximately $8.4 million as compared to an operating loss of $0.9 million in the March 2010 quarter.

Liquidity
We had $168.9 million in cash on hand as of March 31, 2011. As of March 31, 2011, we also had $75.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $12.3 million as compared to $8.2 million for the March 2010 quarter. The improvement in OFCF was driven by higher operating income as well as by lower cash taxes year-over-year.
Other Expense
Other expense for the quarter was $0.7 million, essentially flat compared to other expense of $0.6 million in the March 2010 quarter.
Taxes
Income tax expense in the quarter was $5.2 million, or a 76% effective tax rate, compared to $0.6 million in the prior-year quarter. The increase in income tax expense is primarily the result of higher pre-tax income. In addition, the effective tax rate is negatively impacted by our inability to recognize income tax benefits on losses sustained in certain tax jurisdictions.
Net Income and Diluted Earnings Per Share
Net income for the quarter ended March 31, 2011 was $1.6 million, compared to net loss of $2.1 million during the same period last year, an improvement of $3.7 million.
Earnings per share for the quarter ended March 31, 2011 was $0.05 per diluted share compared to a loss of $0.06 per diluted share during the same period last year. The improvement was largely due to stronger operating income.
Weighted Average Shares Outstanding
Total diluted weighted average shares outstanding were 34.0 million for the quarter ended March 31, 2011 as compared to 33.7 million shares outstanding for the quarter ended March 31, 2010.
2011 Guidance
We do not presently anticipate changes to our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance remains as indicated on

February 15, 2011 with calendar year guidance as follows: Revenue to achieve a range of $440-450 million, Operating Income of $62-65 million and Operating EBITDA of $98-101 million.
-End-
About ACI Worldwide
ACI Worldwide powers electronic payments for more than 750 financial institutions, retailers and processors around the world. The company has a broad, integrated suite of electronic payment software in the market. More than 75 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments. And for more than 150 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.
For more information contact:
Tamar Gerber, Vice President, Investor Relations & Financial Communications
ACI Worldwide
+1 646 348 6706
invrel@aciworldwide.com

Non-GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less net after-tax payments associated with employee-related actions, net after-tax payments associated with IBM IT outsourcing transition, capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

Reconciliation of Operating Free Cash Flow	Quarter Ended March 31,
(millions)	2011	2010

Net cash provided by operating activities	$17.9	$13.6

Net after-tax payments associated with employee-related actions	1.5	0.2
Net after-tax payments associated with IBM IT Outsourcing Transition	0.2	—
Less capital expenditures	(7.0)	(3.9)
Less alliance technical enablement expenditures	(0.3)	(1.7)

Operating Free Cash Flow	$12.3	$8.2

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.
ACI also includes Operating EBITDA, which is defined as net income (loss) plus income tax expense, net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation. Operating EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Operating EBITDA should be considered in addition to, rather than as a substitute for, operating income.

	Quarter Ended
Operating EBITDA	March 31,	March 31,
(millions)	2011	2010

Net income (loss)	$1.6	($2.1)
Plus:
Income tax expense	5.2	0.6
Net interest expense	0.4	0.4
Net other expense	0.3	0.2
Depreciation expense	1.7	1.6
Amortization expense	5.1	4.9
Non-cash compensation expense	2.4	1.8

Operating EBIDTA	$16.7	$7.4

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our expectations related to continued growth of our 60-month committed and renewable client bookings, (ii) our belief that 2011 will be another good year characterized by continued progress on global account deals, better products with faster and improved services implementations, and more incremental growth in profitability and EBITDA margin, (iii) our 12-month and 60-month backlog estimates and assumptions, (iv) expectations and assumptions regarding 2011 financial guidance related to revenue, operating income and operating EBITDA; and (v) expectations and assumptions related to other factors impacting our 2011 guidance, including sales and operating free cash flow during 2011.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets and adverse changes in the global economy, the maturation of our current credit facility, the restatement of our financial statements, consolidations and failures in the financial services industry, the accuracy of management’s backlog estimates, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter, impairment of our goodwill or intangible assets, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, customer reluctance to switch to a new vendor, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with International Business Machines Corporation (“IBM”), our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions, strategic partnerships and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$168,882	$171,310
Billed receivables, net of allowances of $5,533 and $5,738, respectively	71,260	77,773
Accrued receivables	8,043	9,578
Deferred income taxes, net	10,087	12,317
Prepaid expenses	15,587	13,369
Other current assets	11,741	10,462

Total current assets	285,600	294,809

Property and equipment, net	22,112	18,539
Software, net	26,271	25,366
Goodwill	218,403	203,935
Other intangible assets, net	23,428	20,448
Deferred income taxes, net	30,932	28,143
Other noncurrent assets	8,707	10,289

TOTAL ASSETS	$615,453	$601,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,506	$15,263
Accrued employee compensation	16,626	26,174
Deferred revenue	141,433	121,936
Income taxes payable	2,482	6,181
Alliance agreement liability	1,600	1,917
Note payable under credit facility	75,000	75,000
Accrued and other current liabilities	21,730	24,293

Total current liabilities	273,377	270,764

Deferred revenue	33,239	31,045
Alliance agreement noncurrent liability	20,667	20,667
Other noncurrent liabilities	22,512	23,430

Total liabilities	349,795	345,906

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at March 31, 2011 and December 31, 2010	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,399,387 and 7,548,752 shares outstanding at March 31, 2011 and December 31, 2010, respectively	(168,343)	(171,676)
Additional paid-in capital	314,576	312,947
Retained earnings	106,911	105,289
Accumulated other comprehensive loss	(11,693)	(15,144)

Total stockholders’ equity	265,658	255,623

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$615,453	$601,529

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Software license fees	$43,724	$29,317
Maintenance fees	35,070	33,422
Services	15,371	14,618
Software hosting fees	10,378	10,386

Total revenues	104,543	87,743

Expenses:
Cost of software license fees (1)	3,442	3,074
Cost of maintenance, services, and hosting fees (1)	29,607	27,892
Research and development	23,130	18,396
Selling and marketing	19,294	16,845
General and administrative	16,362	17,462
Depreciation and amortization	5,210	4,979

Total expenses	97,045	88,648

Operating income (loss)	7,498	(905)

Other income (expense):
Interest income	238	124
Interest expense	(643)	(523)
Other, net	(302)	(214)

Total other income (expense)	(707)	(613)

Income (loss) before income taxes	6,791	(1,518)
Income tax expense	5,169	571

Net income (loss)	$1,622	$(2,089)

Income (loss) per share information
Weighted average shares outstanding
Basic	33,318	33,725
Diluted	33,983	33,725

Income (loss) per share
Basic	$0.05	$(0.06)
Diluted	$0.05	$(0.06)

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,622	$(2,089)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Depreciation	1,683	1,617
Amortization	5,136	4,874
Tax expense of intellectual property shift	550	549
Deferred income taxes	2,318	4,589
Stock-based compensation expense	2,369	1,806
Excess tax benefit of stock options exercised	(895)	146
Other	72	262
Changes in operating assets and liabilities, net of acquisitions:
Billed and accrued receivables, net	9,422	28,821
Other current and noncurrent assets	(2,420)	(3,053)
Accounts payable	(2,921)	(3,315)
Accrued employee compensation	(10,564)	(8,920)
Accrued liabilities	(2,995)	(4,432)
Current income taxes	(2,746)	(14,837)
Deferred revenue	17,894	8,058
Other current and noncurrent liabilities	(582)	(498)

Net cash flows from operating activities	17,943	13,578

Cash flows from investing activities:
Purchases of property and equipment	(5,188)	(1,179)
Purchases of software and distribution rights	(1,844)	(2,763)
Alliance technical enablement expenditures	(256)	(1,707)
Acquisition of businesses, net of cash acquired	(16,729)	—

Net cash flows from investing activities	(24,017)	(5,649)

Cash flows from financing activities:
Proceeds from issuance of common stock	300	257
Proceeds from exercises of stock options	1,782	1,356
Excess tax benefit of stock options exercised	895	73
Repurchases of common stock	—	(2,998)
Repurchase of restricted stock for tax withholdings	(346)	(255)
Payments on debt and capital leases	(524)	(325)

Net cash flows from financing activities	2,107	(1,892)

Effect of exchange rate fluctuations on cash	1,539	(1,408)

Net increase (decrease) in cash and cash equivalents	(2,428)	4,629
Cash and cash equivalents, beginning of period	171,310	125,917

Cash and cash equivalents, end of period	$168,882	$130,546